Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. REPORTS RECORD SALES AND

EARNINGS FOR SECOND QUARTER OF 2007

GROSS PROFIT MARGIN EXPANDS TO RECORD

69.1% OF REVENUE

LEAWOOD, Kansas (August 6, 2007) – Digital Ally, Inc. (OTC BB: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced record revenue and net income for the second quarter and first half of 2007. An investor conference call is scheduled for 11:00 a.m. EDT today, August 6, 2007 (see details below).

For the three months ended June 30, 2007, the Company’s revenue reached approximately $3.8 million, compared with revenue of approximately $0.8 million in the second quarter of the previous year. Revenue in the most recent quarter compared with revenue of approximately $3.4 million in the first quarter of 2007 and approximately $1.8 million in the fourth quarter of 2006, and continued a trend of impressive sequential growth in quarterly sales that began when Digital Ally commenced shipping its advanced digital surveillance products in March 2006.

Gross profits totaled $2,638,900 in the second quarter of 2007, and gross profit margin reached a record 69.1% of revenue. The Company reported net income of $403,872, or $0.03 per diluted share, in the quarter ended June 30, 2007, versus a net loss of ($938,812), or ($0.08) per share, in the corresponding period of the previous year. Net income in the second quarter of 2007 represented a 149% improvement when compared with net income of $162,150 in the first quarter of 2007.

The Company incurred non-cash stock compensation expense of $386,609 in the three months ended June 30, 2007, compared with $469,579 in the second quarter of 2006.

“I am pleased to report that 2007 is evolving into a ‘breakout’ year for Digital Ally, with domestic and international orders continuing to expand across a growing customer base,” stated Stanton E. Ross, Chief Executive Officer of the Company. “To date, we have received orders from law enforcement agencies in 48 states, 11 foreign countries, and the U.S. Government. During the second quarter, the number of states that have signed statewide contracts with Digital Ally expanded to four, including West Virginia, New Mexico, Arkansas and Wisconsin. Shortly after the end of the quarter, we received the largest order in our history, from the State of Mississippi, which also signed a contract authorizing the purchase of our DVM-500 Digital In-Car Video Systems by municipal, county and state law enforcement agencies throughout the state. We also recently announced receipt of our largest international order, to date, from the Police Department in the State of Queretaro in Central Mexico. Momentum continues to build as more law enforcement agencies, domestically and abroad, become aware of the space-saving and operational advantages of our DVM-500 in the field, and we look forward to additional contract announcements in the second half of 2007.”

“Our operating results, to date, primarily reflect sales of the DVM Digital In-Car Video System Integrated into a Rearview Mirror,” continued Ross. “While we believe Digital Ally has only scratched the surface of the market potential for its DVM systems, our sales during the second half of 2007 will also reflect a growing contribution from shipments of our Digital Video Flashlight (DVF), which is creating considerable excitement within the law enforcement industry. Our greatest challenge thus far during 2007 has been to increase production at a rate consistent with our growth in orders from new and existing customers. We significantly increased the production capacity at our Kansas City facilities during the first half of the year, and the Company is well-positioned to handle the higher level of orders anticipated during the third and fourth quarters.”

For the six months ended June 30, 2007, the Company’s revenue totaled approximately $7.3 million, compared with revenue of approximately $0.8 million in the first half of 2006. Gross profits totaled $4,714,586 in the first half of 2007, for a gross profit margin of 64.9% of revenue, compared with gross profits of $452,999 (54.1% of revenue) for the six months ended June 30, 2006. The Company reported net income of $566,022, or $0.04 per diluted share, in the six months ended June 30, 2007, versus a net loss of ($1,955,371), or ($0.16) per share, in the corresponding period of the previous year.

The Company incurred non-cash stock compensation expense of $908,522 in the six months ended June 30, 2007, compared with $752,588 in the first half of the previous year.

“In addition to the impressive sales growth and profitability achieved during the first two quarters of 2007, our financial condition continues to strengthen,” added Ross. “Net cash provided by operating activities totaled $959,903 in the six months ended June 30, 2007, compared with net cash used in operating activities of ($2,331,375) in the first half of 2006. We ended the second quarter with $468,272 of cash in the bank and no debt outstanding, compared with a cash balance of $57,160 and $1 million in outstanding debt at the end of last year.”

The Company will host an investor conference call at 11:00 a.m. Eastern Time today, August 6, 2007, to discuss its second quarter operating results and the outlook for the balance of 2007. Shareholders and other interested parties may participate in the conference call by dialing 866-406-5369 (international/local participants dial 973-582-2847) and referencing the ID code 9091527, a few minutes before 11:00 a.m. EDT on August 6, 2007. A replay of the conference call will be available two hours after completion of the conference call from August 6, 2007 until August 13, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 9091527.

About Digital Ally, Inc.

Digital Ally, Inc. is involved in the development, manufacturing and marketing of advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary development focus involves the field of Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Leawood, Kansas, and its shares are traded on the OTC Bulletin Board under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to raise sufficient capital to continue to implement its business plan; its ability to have all of its product offerings perform as planned or advertised; whether there will be a commercial market for one or more of its products; its ability to commercialize its products and production processes, including increasing its production capabilities to meet orders; its ability to increase revenue to approximately $15.0 million in 2007 and increase profits; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at

info@rjfalkner.com

DIGITAL ALLY, INC.

CONDENSED BALANCE SHEETS

JUNE 30, 2007 AND DECEMBER 31, 2006

	(Unaudited) June 30, 2007	(Audited) December 31, 2006
Assets
Current assets
Cash	$468,272	$57,160
Accounts receivable-trade	1,684,967	977,826
Accounts receivable-other	189,258	225,716
Inventories	1,559,297	1,526,222
Prepaid expenses	253,682	422,279

Total current assets	4,155,476	3,209,203

Equipment	754,979	622,592
Less accumulated depreciation	203,858	114,851

	551,121	507,741

Other Assets	104,934	59,305

Total Assets	$4,811,531	$3,776,249

Liabilities and Stockholders’ Equity
Current liabilities
Note payable	$—	$500,000
Line of credit	—	500,000
Accounts payable	437,278	651,902
Accrued expenses	281,447	180,573
Customer deposits	12,119	20,899

Total current liabilities	730,844	1,853,374

Unearned Income	11,016	5,248

Commitments
Stockholders’ equity
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued and outstanding: 13,934,027 – 2007 13,309,027—2006	13,934	13,309
Additional paid in capital	11,022,163	9,436,766
Accumulated Deficit	(6,966,426)	(7,532,448)

Total Stockholders’ Equity	4,069,671	1,917,627

Total Liabilities and Stockholders’ Equity	$4,811,531	$3,776,249

DIGITAL ALLY, INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND SIX MONTHS

ENDED JUNE 30, 2007 AND 2006

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$3,819,340	$825,459	$7,259,069	$837,444
Cost of sales	1,180,440	376,795	2,544,483	384,445

Gross profit	2,638,900	448,664	4,714,586	452,999
Operating expenses	2,232,396	1,382,187	4,130,635	2,406,925

Operating income (loss)	406,504	(933,523)	583,951	(1,953,926)

Financial income (expense)
Interest income	6,398	3,437	9,185	15,911
Interest expense	(9,030)	(8,726)	(27,114)	(17,356)

	(2,632)	(5,289)	(17,929)	(1,445)

Income (Loss) before provision for income taxes	403,872	(938,812)	566,022	(1,955,371)
Income tax provision	—	—	—	—

Net income (loss)	$403,872	$(938,812)	$566,022	$(1,955,371)

Net income (loss) per share information:
Basic	$0.03	$(0.08)	$0.04	$(0.16)
Diluted	$0.03	$(0.08)	$0.04	$(0.16)
Weighted average shares outstanding:
Basic	13,773,412	12,433,360	13,542,502	12,433,360
Diluted	15,548,520	12,433,360	14,960,015	12,433,360

DIGITAL ALLY, INC.

CONDENSED STATEMENT OF CASH FLOWS

	(Unaudited) Six Months Ended
	June 30, 2007	June 30, 2006
Cash Flows From Operating Activities
Net income (loss)	$566,022	($1,955,371)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities
Depreciation	89,007	35,643
Stock option expense	908,522	752,588
Shares of common stock issued in lieu of cash compensation	87,500	—
Change in assets and liabilities
(Increase) decrease in
Accounts receivable – trade	(707,141)	(611,318)
Accounts receivable – other	36,458	(96,551)
Inventories	(33,075)	(350,600)
Prepaid expenses	168,597	(367,749)
Other assets	(39,325)	—
Increase (decrease) in
Accounts payable	(214,624)	226,252
Accrued expenses and other liabilities	106,642	35,070
Customer deposits	(8,780)	661

Net cash provided by (used in) operating activities	959,903	(2,331,375)

Cash Flows from Investing Activities
Purchases of equipment	(132,387)	(157,385)
(Increase) in other assets – deposits	(6,304)	—

Net cash (used in) investing activities	(138,691)	(157,385)

Cash Flows from Financing Activities
Principal payments on line of credit	(500,000)	—
Proceeds from exercise of stock options	90,000	—
Proceeds from sale of common stock	—	1,208,323

Net cash provided by (used in) financing activities	(410,000)	1,208,323

Increase (decrease) in cash	411,112	(1,280,437)
Cash, beginning of period	57,160	1,807,922

Cash, end of period	$468,272	$527,485

Supplemental disclosures of cash flow information
Cash payments for interest	$27,114	$17,356

Supplemental disclosures of non-cash investing and financing activities
Common stock issued for settlements of note payable	$500,000	$—